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                                                                EXHIBIT 12.1

             SOUTHWESTERN LIFE CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF CONSOLIDATED EARNINGS
                TO FIXED CHARGES AND PREFERRED DIVIDENDS
                         (Dollars in Thousands)
                              (Unaudited)

                                                                    YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                  1994        1993       1992
                                                               ---------    --------   --------
                                                                         (IN THOUSANDS)
Operating earnings (loss) . . . . . . . . . . . . . . . . . .  $(337,440)   $211,924   $ 50,855
Extraordinary losses, excluding equity in extraordinary
  losses of less than 50%-owned equity investees and
  limited partnerships  . . . . . . . . . . . . . . . . . . .                   (549)    (3,260)
Equity in undistributed operating (earnings) losses
  of less than 50%-owned equity investees and limited
  partnerships  . . . . . . . . . . . . . . . . . . . . . . .     (4,042)    (32,906)     3,293
Income tax expense (credit):
  Operations  . . . . . . . . . . . . . . . . . . . . . . . .     (1,140)     93,706    (69,256)
  Extraordinary losses  . . . . . . . . . . . . . . . . . . .                 (1,033)    (2,237)
Fixed charges deducted from net earnings:
  Interest expense  . . . . . . . . . . . . . . . . . . . . .     48,251      66,153     78,961
  Interest portion of lease obligations (A) . . . . . . . . .      2,100       2,200      3,800
                                                               ---------    --------   --------
    Total fixed charges deducted from operating earnings  . .     50,351      68,353     82,761
                                                               ---------    --------   --------
Operating earnings (loss) available for fixed charges and
  preferred dividends . . . . . . . . . . . . . . . . . . . .  $(292,271)   $341,077   $ 67,653
                                                               =========    ========   ========
Earnings (loss) available for fixed charges and preferred
  dividends (B) . . . . . . . . . . . . . . . . . . . . . . .  $(292,271)   $339,495   $ 62,156
                                                               =========    ========   ========
Fixed charges deducted from operating earnings per
  above . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  50,351    $ 68,353   $ 82,761
Dividends on preferred stock (C)  . . . . . . . . . . . . . .     21,012      44,283     46,667
                                                               ---------    --------   --------
    Total fixed charges and preferred dividends . . . . . . .  $  71,363    $112,636   $129,428
                                                               =========    ========   ========
Ratio of operating earnings to fixed charges  . . . . . . . .      -  (D)        5.0      -  (D)
                                                               =======      ========   ======
Ratio of operating earnings to fixed charges and
  preferred dividends . . . . . . . . . . . . . . . . . . . .      -  (D)        3.0      -  (D)
                                                               =======      ========   ======
Ratio of earnings to fixed charges (B)  . . . . . . . . . . .      -  (D)        5.0      -  (D)
                                                               =======      ========   ======
Ratio of earnings to fixed charges and preferred
  dividends (B) . . . . . . . . . . . . . . . . . . . . . . .      -  (D)        3.0      -  (D)
                                                               =======      ========   ======

----------------
(A)  Represents one-third of rentals on real and personal property.

(B) Earnings include extraordinary losses and excludes the cumulative effect of changes in accounting methods.

(C) Adjusted to an amount equal to the pre-tax necessary to provide the required dividends using the marginal tax rate of SLC and its consolidated non-insurance subsidiaries.

(D) Operating earnings and earnings for the years ended December 31, 1994 and 1992 were insufficient to cover fixed charges and preferred dividends by the following amounts (in thousands):
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

                                                              1994      1992
                                                            --------   -------
       Operating earnings to fixed charges . . . . . . . .  $342,622   $15,108
       Operating earnings to fixed charges and preferred
         dividends . . . . . . . . . . . . . . . . . . . .   363,634    61,775
       Earnings to fixed charges . . . . . . . . . . . . .   342,622    20,605
       Earnings to fixed charges and preferred dividends .   363,634    67,272

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